Exhibit D


                       [Pilot House Associates, LLC Letterhead]





                                       April 1, 1999


 BY FAX

 Mr. Frank M. Eichler
 Executive Vice President
 Law and Public Policy
 General Counsel and Secretary
 MediaOne Group, Inc.
 188 Inverness Drive West, Suite 500
 Englewood, CO  80112-5209

 Dear Frank:

           Thank you for your prompt reply to my March 31 letter. I have signed your March 31 response and a copy is included in this fax. Both your March 30 letter and my March 31 letter acknowledge that my obligation of confidentiality is subject to my obligations under the securities laws. Please countersign below to clarify that the executed March 31 amendment (page 1, last paragraph) is subject to my obligations under the federal securities laws.

                          Very truly yours,



                          Amos B. Hostetter, Jr.


 Enclosure

 Accepted by MediaOne Group, Inc.



 ------------------------------------
 Title:
 Date: